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                                                                Exhibit 99.1


RISK FACTORS

   From time to time, in both written reports and in oral statements by PSINet senior management, expectations and other statements are expressed regarding future performance of the Company. These forward-looking statements are inherently uncertain and investors must recognize that events could turn out to be different than such expectations and statements. Key factors impacting current and future performance are discussed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. In addition, the following Risk Factors as well as the other information in this Quarterly Report should be considered in evaluating the Company and its business. Capitalized terms used in this Exhibit 99.1 but not otherwise defined herein should have the respective meanings ascribed thereto in the periodic report with which this Exhibit 99.1 is filed.

Limited History of Operations; Operating Deficit; Continuing Losses; Potential Fluctuations in Operating Results

   The Company began offering its services in 1990. Although the Company has experienced revenue growth on an annual basis with revenue increasing from $15.2 million in 1994 to $38.7 million in 1995 to $84.4 million in 1996 and $87.1 million for the first nine months of 1997, it has incurred losses and experienced negative earnings before interest, taxes, depreciation and amortization ("EBITDA") during each of such periods. The Company has incurred net losses of $5.3 million, $53.2 million and $55.1 million and has incurred negative EBITDA of $1.5 million, $27.9 million and $28.0 million for each of the years ended December 31, 1994, 1995 and 1996, respectively. Additionally, the Company has incurred net losses of $10.7 million and $31.3 million and negative EBITDA of $3.3 million and $14.7 million for the three and nine months ended September 30, 1997, respectively. At September 30, 1997, the Company had a retained deficit of $147.9 million. In its Annual Report on Form 10-K for the fiscal year ended December 31, 1996, the Company reported that it would achieve positive EBITDA sometime during the second quarter of 1997 and would be profitable by the first quarter of 1998 or prior thereto. The Company has achieved breakeven EBITDA in certain months of the second and third quarters of 1997, but as a result of several factors that arose subsequent to the date of the Company's filing of its Form 10-K for fiscal 1996, the Company was unable to meet certain of its prior objectives. Principal among these factors adversely affecting the Company's operating performance were delivery delays for Primary Rate Interface ("PRI") telecommunications facilities required to meet customer demand, accelerated investment by the Company in its overseas operations in order to respond to rapidly developing markets, and lower than expected growth during the third quarter in the demand for its domestic Internet services. The Company expects to focus in the near term on continuing to increase its corporate customer base and expanding its wholesale network services strategy which will require it to continue to incur expenses for marketing, network infrastructure, personnel and the development of new services and software. Such continued expenses may adversely impact cash flow and operating performance. The Company also plans to continue to enhance PSINet's network and the administrative and operational infrastructure necessary to support its Internet access service domestically and internationally.

   The Company's operating results have fluctuated in the past and may fluctuate significantly in the future as a result of a variety of factors, some of which are outside of the Company's control, including general economic conditions, specific economic conditions in the Internet access industry, user demand for the Internet, capital expenditures and other costs relating to the expansion of operations, the introduction of new services by the Company or its competitors, the mix of services sold and the mix of


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channels through which those services are sold, pricing changes and new product introductions by the Company and its competitors and delays in obtaining sole or limited source equipment. As a strategic response to a changing competitive environment, the Company may elect from time to time to make certain pricing, service or marketing decisions that could have a material adverse effect on the Company's business, results of operations and cash flow.

Competition

   The market for data communications services, including Internet access services, is highly competitive. The industry has relatively insignificant barriers to entry and numerous entities competing for the same customers. PSINet expects that competition will continue to intensify. The Company believes that the primary competitive factors for the provision of Internet services are quality of service, reliability, price, technical expertise, ease of use, variety of value-added services, quality and availability of customer support, experience of the supplier, geographic coverage and name recognition. PSINet's success in this market will depend heavily upon its ability to provide high quality Internet connectivity and value-added Internet services at competitive prices.

   The Company's current and prospective competitors generally may be divided into: (1) other Internet access providers, including local providers, such as The Internet Access Company, Inc. ("TIAC"), or national providers, such as Epoch Internet, and (2) telecommunications companies, such as AT&T Corp. ("AT&T"), GTE Corp., recent acquirer of Bolt, Beranek & Newman Inc. ("BBN") ), MCI Communications Corporation ("MCI") (which recently announced an agreement to merge with WorldCom, Inc.), WorldCom, Inc., through mergers with UUNET Technologies, Inc. ("UUNET"), Sprint, Inc., regional Bell operating companies ("RBOCs") and various cable television companies. Many of these competitors have greater market presence, engineering and marketing capabilities, and financial, technological and personnel resources than those available to PSINet. As a result, they may be able to develop and expand their communications and network infrastructures more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities more readily, and devote greater resources to the marketing and sale of their products than can PSINet. In addition, the ability of some of the Company's competitors to bundle other services and products with Internet access services could place PSINet at a marketing or competitive disadvantage.

   Recent Federal Communications Commission ("FCC") regulations may increase competitive activity by RBOCs and other companies in the Internet access business. The 1996 Federal telecommunications legislation also contains certain provisions which allow the RBOCs to provide electronic publishing of information and databases. These regulations and legislation may result in additional competitive pressures on the Company or have a material adverse effect on the Company's business, results of operations and financial condition.

   PSINet believes that competition will intensify as new competitors, including large computer hardware, software, media and other technology and telecommunications companies, enter the Internet services market and as existing competitors form alliances with or acquire other companies. For example, the 1996 mergers of UUNET with MFS Communications Co., Inc. ("MFS") and of MFS with WorldCom, Inc., as well as GTE Corp.'s recently consummated acquisition of BBN, ICG Communications, Inc.'s recently announced merger with NETCOM On-Line Communications Services, Inc. and MCI's recently announced merger with WorldCom, Inc., may create the potential for network expense reductions which could result in a competitive advantage for the combined entity. Such acquisitions, alliances and expanded service offerings may permit the Company's competitors to devote greater resources to the development and marketing of new competitive products and services and the marketing of existing competitive products and services.

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   As PSINet continues to expand its operations outside the United States, it will encounter new competitors and competitive environments. In some cases, the Company will be forced to compete with and buy services from government owned or subsidized telecommunications providers, some of which may enjoy a monopoly on telecommunications services essential to the Company's business. There can be no assurance that the Company will be able to purchase such services at a reasonable price or at all. In addition to the risks associated with the Company's previously described competitors, foreign competitors may possess a better understanding of their local markets and better working relationships with local infrastructure providers and others. There can be no assurance that the Company can obtain similar levels of local knowledge, and failure to obtain that knowledge could place the Company at a significant competitive disadvantage.

   As a result of industry competition, the Company expects to encounter pricing pressure, which in turn could result in reductions in the average selling price of the Company's services. For example, certain of the Company's competitors which are telecommunications companies, including AT&T and MCI, may be able to provide customers with reduced or free communications costs in connection with their Internet access services or offer Internet access as a standard component of their overall service package, thereby increasing price pressure on PSINet. The Company has in the past reduced prices on certain of its Internet access options and may continue to do so in the future. There can be no assurance that the Company will be able to offset the effects of any such price reductions with an increase in the number of its customers, higher revenue from enhanced services, cost reductions or otherwise. PSINet is not able presently to predict the impact which future growth in the Internet access and on-line services businesses will have upon competition in the industry. Increased price or other competition could result in erosion of the Company's market share and could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company will have the financial resources, technical expertise or marketing and support capabilities to continue to compete successfully.

Entry Into Wholesale Network Services Business

   The Company altered its strategy in mid-1996 to include providing wholesale network services to Internet service providers ("ISPs") and telecommunications companies in the United States. The wholesale network services business supplements the Company's core business. At September 30, 1997, the Company provided wholesale network services to 41 ISPs. The ISPs are subject to a number of business risks, including, without limitation, those arising from the intense competition in their market, which could impact the Company's wholesale network services business. In addition, growth in the Company's wholesale network services business has recently been constrained by delivery delays for Primary Rate Interface ("PRI") telecommunications facilities (which connect dial-up customers to the Company's network) required to meet customer demand. During the period ended September 30, 1997, the Company's need for such facilities increased significantly over the same period in fiscal 1996, while actual delivery by RBOCs of the facilities required to meet this need lagged significantly behind, resulting in lower than projected revenues from this business. The Company has been working with certain RBOCs to expedite delivery of PRI orders to enable the Company to accommodate more efficiently the growing demand for its wholesale network services. For the foregoing reasons, there can be no assurance that the Company's wholesale network services will provide significant revenue in the future.

Risks of Growth and Expansion

   The Company had more than 350 POPs as of September 30, 1997 and plans to continue to expand the capacity of existing POPs as customer-driven demand dictates. The Company's rapid growth has placed, and in the future may continue to place, a significant strain on the Company's administrative,

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operational and financial resources and has increased demands on its systems and controls. The Company anticipates that its wholesale network service, as well as other business growth, may require continued enhancements to and expansion of its network. Competition for qualified personnel in the internetworking industry is intense and there are a limited number of persons with knowledge of and experience in the Internet service industry. The process of locating, training and successfully integrating qualified personnel into the Company's operations is often lengthy and expensive. There can be no assurance that the Company will be successful in attracting, integrating and retaining such personnel. In addition, there can be no assurance that the Company's existing operating and financial control systems and infrastructure will be adequate to maintain and effectively monitor future growth. The inability to continue to upgrade the networking systems or the operating and financial control systems, the inability to recruit and hire necessary personnel, the inability to successfully integrate new personnel into the Company's operations, the inability to manage its growth effectively or the emergence of unexpected expansion difficulties could adversely affect the Company's business, results of operations and financial condition.

Risks Associated With Strategic Alliances With IXC Internet Services, Inc.

   On July 22, 1997, the Company entered into an IRU and Stock Purchase Agreement, as amended on October 1, 1997, with IXC Internet Services, Inc. ("IXC"), an indirect subsidiary of IXC Communications, Inc., to acquire a 20-year noncancellable indefeasible right of use ("IRU") in up to 10,000 equivalent route miles of fiber-based OC-48 network bandwidth across the IXC fiber optic telecommunication network within the United States in exchange for an approximately 20 percent (post-issuance) common stock interest in the Company. The Company also signed a long-term marketing agreement with IXC. Under the marketing agreement, the Company will be selling its Internet access and value-added services through IXC. The non-exclusive marketing agreement provides for IXC and its resellers to be able to offer all of the Company's Internet services with long distance and other telephone services to IXC customers throughout the United States.

   In connection with this transaction, IXC will receive common stock at closing equal to approximately 20 percent of the issued and outstanding shares of the Company, after giving effect to the IXC issuance (the "Initial Shares"). In addition, if the fair market value of the Initial Shares is less than $240.0 million at the earlier of one year following delivery and acceptance of the total bandwidth or the fourth anniversary of the closing of the transaction, the Company has agreed to provide IXC with additional stock and/or cash, at the Company's sole option, in an amount equal to the difference between $240.0 million and the then fair market value of such shares (the "Contingent Payment Obligation"). The Company has the right to accelerate its Contingent Payment Obligation to deliver additional stock and/or cash to IXC at any date after the closing of this transaction. In addition, the right of IXC to receive the Contingent Payment Obligation will terminate on such date the Initial Shares value, as defined, is equal to or greater than $240.0 million. The agreement permits PSINet to use the OC-48 bandwidth for any purpose in connection with the provision of Internet services, but restricts PSINet and its customers from using the OC-48 bandwidth to deliver private line or long distance telephone services to any third party. The agreement contemplates that the total amount of OC-48 bandwidth will be delivered to the Company in specified minimum increments every six months during the two year period following the closing of the transaction. In addition, after the closing of this transaction, the Company expects to incur on an annual basis approximately $1.15 million in operation and maintenance fees with respect to the IRUs to be acquired from IXC per each 1,000 route miles of OC-48 bandwidth accepted under the purchase agreement with IXC. The transaction with IXC is expected to close prior to March 31, 1998, subject to approval by the Company's shareholders and other closing conditions. In addition, the Company's Board of Directors has approved certain modifications to the Company's Preferred Stock Purchase Rights Plan in connection with this transaction.

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   In the event the Company closes the transaction with IXC, the Company may continue to be subject to a variety of risks relating to this transaction and the acquisition, operation and maintenance of the associated bandwidth. Such risks include, without limitation: risks associated with IXC's ability to build out its fiber optic telecommunication network and deliver to PSINet and thereafter service 10,000 equivalent route miles of fiber-based OC-48 network bandwidth, including financial, legal and technical risks associated with IXC's ability to perform its contractual obligation to PSINet; risks associated with any change in control or change in management of IXC; risks associated with the possible significant dilution of the stock ownership of PSINet's other shareholders and/or the possible significant cash outlay required of PSINet as a result of PSINet's contractual requirement pursuant to the Contingent Payment Obligation to deliver to IXC, as of prescribed date, additional stock and/or cash in an amount equal to the difference between $240.0 million and the then fair market value of the shares delivered to IXC at closing; risks associated with IXC's sale of substantial numbers of shares of PSINet stock; and other matters. There can be no assurance that the Company will be successful in overcoming these risks or any other problems encountered in connection with its strategic alliance with IXC.

Need for Additional Capital to Finance Growth and Capital Requirements

   The Company expects to continue to enhance its network in order to maintain its competitive position and continue to meet the increasing demands for service quality, availability and competitive pricing. In order to take full advantage of the bandwidth being acquired from IXC, in addition to other planned capital expenditures, the Company expects to incur capital expenditures through the end of the year 2000 of up to $95.0 million. In addition, after the closing of the IXC transaction, the Company expects to incur on an annual basis approximately $1.15 million in operation and maintenance fees with respect to the IRUs to be acquired from IXC per each 1,000 route miles of OC-48 bandwidth accepted under the IRU Agreement. Other planned capital expenditures expected to be incurred by the Company over the next four years include up to $35.0 million in connection with the Company's anticipated buildout of its pan-European Internet network. The Company is also obligated, under the terms of one of its Wholesale Network Services Agreements, to provide the wholesale customer with a rental facility of up to $5.0 million for telecommunications equipment ($1.4 million drawn at September 30, 1997) for deployment in the customer's network. In addition, the Company may be obligated in accordance with the Contingent Payment Obligation under the IRU Agreement with IXC to provide IXC with additional stock and/or cash, at the Company's sole option, in an amount equal to the difference between $240.0 million and the then fair market value of such shares on the earlier of one year following delivery and acceptance of the total bandwidth to be acquired from IXC or the fourth anniversary of the closing of the transaction. The Company has the right to accelerate its Contingent Payment Obligation to deliver additional stock and/or cash to IXC at any date after the closing of the transaction.

   The Company believes it will have a reasonable degree of flexibility to adjust the amount and timing of its capital expenditures in response to the Company's then existing financing capabilities, market conditions, competition and other factors. The Company believes that working capital generated from the use of bandwidth corresponding to the IRUs to be acquired from IXC, together with other working capital from operations, from existing credit facilities, from capital lease financings and from proceeds of future equity or debt financings (which the Company expects to be able to obtain when needed), will be sufficient to meet the presently anticipated working capital and capital expenditure requirements of its operations. Additionally, on November 10, 1997, the Company completed a private offering of 600,000 shares of its Series B 8% Convertible Preferred Stock for proceeds of $30.0 million, before expenses. In the event the Company's Contingent Payment Obligation to IXC becomes payable, such obligation may be satisfied by the delivery of additional shares of common stock or, at the Company's sole option, cash or a combination thereof, and the Company presently believes that it will have sufficient flexibility to satisfy such obligation.

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   The Company may seek to raise additional funds in order to take advantage of unanticipated opportunities, more rapid international expansion or acquisitions of complementary businesses, or to develop new products or otherwise respond to changing business conditions or unanticipated competitive pressures. There can be no assurance that the Company will be able to raise such funds on favorable terms. In the event that the Company is unable to obtain such additional funds on acceptable terms, the Company may determine not to enter into various expansion opportunities.

Risks Associated with International Expansion

   A component of the Company's strategy is its planned expansion into international markets. To date, the Company has only limited experience in providing international Internet service. There can be no assurance that the Company will be able to obtain the permits and operating licenses required for it to operate, to hire and train employees or to market, sell and deliver high quality services in these markets. In addition to the uncertainty as to the Company's ability to expand its international presence, there are certain risks inherent in doing business on an international level, such as unexpected changes in regulatory requirements, tariffs, customs, duties and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, political instability, expropriation, nationalization, war, insurrection and other political risks, fluctuations in currency exchange rates, foreign exchange controls which restrict or prohibit repatriation of funds, technology export and import restrictions or prohibitions, delays from customs brokers or government agencies, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world and potentially adverse tax consequences, which could adversely impact the success of the Company's international operations. The Company may need to enter into joint ventures or other strategic relationships with one or more third parties in order to conduct its foreign operations successfully. There can be no assurance that such factors will not have an adverse effect on the Company's future international operations and, consequently, on the Company's business, financial condition and results of operations. In addition, there can be no assurance that laws or administrative practice relating to taxation, foreign exchange or other matters of countries within which the Company operates will not change. Any such change could have a material adverse effect on the Company's business, financial condition and results of operations.

Risks Associated With Acquisitions and Strategic Alliances

   As part of its business strategy, the Company expects to seek to develop strategic alliances both domestically and internationally and/or to acquire assets and businesses principally relating to or complementary to its current operations. Any such future strategic alliances or acquisitions would be accompanied by the risks commonly encountered in strategic alliances with or acquisitions of companies. Such risks include, among other things, the difficulty of assimilating the operations and personnel of the companies, the potential disruption of the Company's ongoing business, the inability of management to maximize the financial and strategic position of the Company by the successful incorporation of licensed or acquired technology and rights into the Company's service offerings, the maintenance of uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of changes in management. There can be no assurance that the Company would be successful in overcoming these risks or any other problems encountered in connection with such strategic alliances or acquisitions.

   In addition, if the Company were to proceed with one or more significant acquisitions in which the consideration consists of cash, a substantial portion of the Company's available cash could be used to consummate the acquisitions. If the Company were to consummate one or more significant acquisitions or strategic alliances in which the consideration consists of stock, such as the IXC and iSTAR transactions, shareholders of the Company could suffer a significant dilution of their interests in the

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Company. The Company's shareholders also are subject to substantial dilution upon conversion of the Series B Preferred Stock. Many of the businesses that might become attractive acquisition candidates for the Company may have significant goodwill and intangible assets, and acquisition of these businesses, if accounted for as a purchase, would typically result in increases in the Company's amortization expenses and the length of time over which they are reported. In connection with acquisitions, the Company could incur substantial expenses, including the expenses of integrating the business of the acquired company or the strategic alliance with the Company's business. Such expenses, in addition to the financial impact of such acquisitions, could have a material adverse effect on the Company's business, financial condition and results of operations and could cause substantial fluctuations in the Company's quarterly and yearly operating results.

Dependence on Key Personnel

   The Company's success depends to a significant degree upon the continued contributions of its senior management team and technical, marketing and sales personnel. The Company's employees may voluntarily terminate their employment with the Company at any time. Competition for qualified employees and personnel in the internetworking industry is intense and there are a limited number of persons with knowledge of and experience in the Internet service industry. The Company's success also will depend on its ability to attract and retain qualified management, marketing, technical and sales executives and personnel. The process of locating such personnel with the combination of skills and attributes required to carry out the Company's strategies is often lengthy. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect on the Company's results of operations, product development efforts and ability to expand its network infrastructure. There can be no assurance that the Company will be successful in attracting and retaining such executives and personnel. Any such event could have a material adverse effect on the Company's business, financial condition and results of operations.

Potential Liability for Information Disseminated through Network; Pending and Threatened Litigation

   The law relating to the liability of on-line services companies and Internet access providers for information carried on or disseminated through their systems is currently unsettled in the United States. Several private lawsuits seeking to impose such liability upon on-line services companies and Internet access providers are currently pending. In one case brought against an Internet access provider, Religious Technology Center v. Netcom On-Line Communications Services, Inc., a Federal district court ruled that under certain circumstances Internet access providers could be held liable for copyright infringement. The imposition upon the Company and other providers of Internet access or Web hosting sites of potential liability for information carried on or disseminated through their systems could require the Company to implement measures to reduce its exposure to such liability, which may require the expenditure of substantial capital and other resources, or to discontinue certain product or service offerings. The increased attention focused upon liability issues as a result of these lawsuits and legislative proposals could impact the growth of the Internet.

   The Company carries errors and omissions insurance with a basic policy limitation of $2.0 million, subject to deductibles, exclusions and self-insurance retention amounts. Such coverage may not be adequate or available to compensate the Company for all liability that may be imposed. The imposition of liability in excess of, or the unavailability of, such coverage could have a material adverse effect on the Company's business, financial condition and results of operations.

   The law relating to the regulation and liability of on-line services and Internet access providers in relation to information carried or disseminated also is undergoing a process of development in other

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countries. Decisions, laws, regulations and other activities regarding regulation and content liability may significantly affect the development and profitability of companies offering on-line and Internet access services, including the Company.

Risks Associated with Financing Arrangements

   The Company's financing arrangements are secured by substantially all of the Company's assets and stock of certain subsidiaries of the Company. These financing arrangements require that the Company satisfy certain financial covenants and currently prohibit the payment of dividends and the repurchase of capital stock of the Company without, in each case, the lender's consent. The Company's secured lenders would be entitled to foreclose upon those assets in the event of a default under the financing arrangements and to be repaid from the proceeds of the liquidation of those assets before the assets would be available for distribution to the Company's shareholders in the event that the Company is liquidated. In addition, the collateral security arrangements under the Company's existing financing arrangements may adversely affect the Company's ability to obtain additional borrowings.

Government Regulatory Risks

   In recent years, there has been U.S. and foreign legislation and other initiatives to impose criminal liability on persons sending or displaying in a manner available to minors indecent material on an interactive computer service such as the Internet as well as on entities knowingly permitting facilities under its control to be used for such activities. These initiatives may decrease demand for Internet access, chill the development of Internet content, or have other adverse effects on Internet access providers such as the Company.

   Recent FCC regulations may increase competitive activity by RBOCs and other companies in the Internet access business. The 1996 Federal telecommunications legislation also contains certain provisions which allow the RBOCs to provide electronic publishing of information and databases. These regulations and legislation may result in additional competitive pressures on the Company or have a material adverse effect on the Company's business, results of operations and financial condition.

   The Company provides Internet access, in part, through transmissions over public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for communications. The Company presently is considered an enhanced services provider and, therefore, is not currently subject to direct regulation or access charges imposed by the FCC or any other agency for such operations, other than regulations applicable to businesses generally. The Company could become subject in the future to access charges and FCC regulation and/or regulation by other regulatory commissions as a provider of basic telecommunications services. The FCC recently issued a Notice of Inquiry in which it seeks comment on whether it should distinguish between different categories of enhanced services, and announced that it will address issues about the continued viability of its current regulatory division between basic and enhanced services in a future proceeding. If the FCC determines that such a distinction is appropriate, this could result in increased costs being imposed upon the Company.

Risk of System Failure or Shutdown

   The success of the Company is dependent upon its ability to deliver reliable, high-speed access to the Internet. The Company's network, as is the case with other networks providing similar service, is vulnerable to damage or cessation of operations from fire, earthquakes, severe storms, power loss, telecommunications failures and similar events, particularly if such events occur within a high traffic location of the network. The Company is also dependent upon the ability of its telecommunications

                                          36
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providers to deliver reliable, high-speed telecommunications service through their networks. While the Company's network has been designed with redundant circuits among POPs to allow traffic rerouting, lab and field testing is performed before integrating new and emerging technology into the network, and the Company engages in capacity planning, there can be no assurance that the Company will not experience failures or shutdowns relating to individual POPs or even catastrophic failure of the entire network. The Company carries property, POP equipment and business interruption insurance with basic policy limitations of $4.0 million, $5.0 million and $5.0 million, respectively, subject to deductibles, exclusions and self-insurance retention amounts. Such coverage may not be adequate or available to compensate the Company for all losses that may occur. In addition, the Company generally attempts to limit its liability to customers arising out of network failures through contractual provisions disclaiming all such liability and, in respect of certain services, limiting liability to a usage credit based upon the amount of time that the system was not operational. There can be no assurance that such limitations will be enforceable. In any event, significant or prolonged system failures or shutdowns could damage the reputation of the Company and result in the loss of customers.

New and Uncertain Market

   Substantially all of the Company's revenue to date has been, and for the foreseeable future will be, derived from the sale of its Internet access, services and products. The Company's success will depend upon the development and expansion of the market for Internet access services and products and the networks which comprise the Internet. The market for Internet services has only recently developed and has been accompanied by increased press coverage concerning the scope and nature of the information and services available on, and potential uses of, the Internet. Certain critical issues presently surrounding commercial use of the Internet, including security, reliability, ease and cost of access, and quality of service, remain unresolved and may adversely impact the growth of Internet use. If the Internet access market fails to grow, grows more slowly than anticipated or becomes saturated with competitors, the Company's business, financial condition and results of operations would be materially adversely affected.

Network Security Risks; Risks Associated with Providing Security Services

   Despite the implementation of network security measures by the Company, such as limiting physical and network access to its routers, its infrastructure is potentially vulnerable to computer viruses, break-ins and similar disruptive problems caused by its customers or other Internet users. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays or cessation in service to the Company's customers. Furthermore, such inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of the Company's customers, which may deter potential customers and adversely affect existing customer relationships. Security problems represent an ongoing threat to public and private data networks. Attacks upon the security of Internet sites and infrastructure continue to be reported to organizations such as the CERT Coordination Center at Carnegie Mellon University, which facilitates responses of the Internet community to computer security events. Addressing problems caused by computer viruses, break-ins or other problems caused by third parties could have a material adverse effect on the Company.

   The security services offered by the Company for use in connection with its customers' networks also cannot assure complete protection from computer viruses, break-ins and other disruptive problems. Although the Company attempts to limit contractually its liability in such instances, the occurrence of such problems may result in claims against or liability on the part of the Company. Such claims, regardless of their ultimate outcome, could result in costly litigation and could have a material adverse effect on the Company's business or reputation or on its ability to attract and retain customers for its

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products.  Moreover, until more consumer reliance is placed on security technologies available, the security and privacy concerns of existing and potential customers may inhibit the growth of the Internet service industry and the Company's customer base and revenues.

Dependence on Suppliers

   The Company has few long-term contracts with its suppliers. The Company is dependent on third party suppliers for its leased-line connections, or bandwidth. Certain of these suppliers are or may become competitors of the Company, and such suppliers are not subject to any contractual restrictions upon their ability to compete with the Company. To the extent that these suppliers change their pricing structures, the Company may be adversely affected. In the event that the IXC transaction is consummated, the Company anticipates that its dependence upon certain of these suppliers will be decreased. Nevertheless, until the IXC system is completed and, in certain geographic areas, even after such completion, the Company will continue to be dependent upon such suppliers. Moreover, even if the IXC transaction closes, any failure or delay of IXC to deliver bandwidth corresponding to the PSINet IRUs or to provide operations and maintenance and other services with respect to such bandwidth in a timely or adequate fashion could adversely affect the Company. The Company is also dependent on certain third party suppliers of hardware components. Although the Company attempts to maintain a minimum of two vendors for each required product, certain components used by the Company in providing its networking services are currently acquired or available from only one source.

   The Company has from time to time experienced delays in the receipt of certain hardware components and telecommunications facilities, including, most recently, delays in delivery of PRI telecommunications facilities. A failure by a supplier to deliver quality products on a timely basis, or the inability to develop alternative sources if and as required, could result in delays which could materially adversely affect the Company. The Company's remedies against suppliers who fail to deliver products on a timely basis are limited by contractual liability limitations contained in supply agreements and purchase orders and, in many cases, by practical considerations relating to the Company's desire to maintain good relationships with the suppliers. As the Company's suppliers revise and upgrade their equipment technology, the Company may encounter difficulties in integrating the new technology into the Company's network.

   Certain of the vendors from whom the Company purchases telecommunications bandwidth, including the RBOCs and other local exchange carriers ("LECs"), currently are subject to tariff controls and other price constraints which in the future may be changed. In addition, newly enacted legislation will produce changes in the market for telecommunications services. These changes may affect the prices charged by the RBOCs and other LECs to the Company, which could have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, the Company is subject to the effects of other potential regulatory actions which, if taken, could increase the cost of the Company's telecommunications bandwidth through, for example, the imposition of access charges.

Risks of Technology Trends and Evolving Industry Standards

   PSINet's success will depend upon its ability to develop new products and provide new services that meet customers' changing requirements. The market for Internet access is characterized by rapidly changing technology, evolving industry standards, emerging competition, changes in customer needs and frequent new service and product introductions. The Company's future success will depend, in part, on its ability to effectively use leading technologies, to continue to develop its technical expertise, to enhance its current services, to develop new services that meet changing customer needs, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis. There can be no assurance that the Company will be successful in effectively using new

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technologies, developing new services or enhancing its existing services on a timely basis or that such new technologies or enhancements will achieve market acceptance. The Company believes that its ability to compete successfully is also dependent upon the continued compatibility and interoperability of its services with products and architectures offered by various vendors. There can be no assurance that the Company will be able to effectively address the compatibility and interoperability issues raised by technological changes or new industry standards. In addition, there can be no assurance that services or technologies developed by others will not render the Company's services or technology uncompetitive or obsolete.

Dependence on Technology; Proprietary Rights

   The Company's success and ability to compete is dependent in part upon its technology and proprietary rights, although the Company believes that its success is more dependent upon its technical expertise than its proprietary rights. The Company relies on a combination of copyright, trademark and trade secret laws and contractual restrictions to establish and protect its technology. Nevertheless, it may be possible for a third party to copy or otherwise obtain and use PSINet's products or technology without authorization or to develop similar technology independently, and there can be no assurance that such measures are adequate to protect PSINet's proprietary technology. In addition, PSINet's products may be licensed or otherwise utilized in foreign countries where laws may not protect PSINet's proprietary rights to the same extent as do laws in the United States. It is the Company's policy to require employees and consultants and, when obtainable, suppliers to execute confidentiality agreements upon the commencement of their relationships with the Company. There can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. The Company is also subject to the risk of adverse claims and litigation alleging infringement of the intellectual property rights of others. From time to time the Company has received claims of infringement of other parties' proprietary rights. While the Company does not believe that it has infringed the proprietary rights of other parties, there can be no assurance that third parties will not assert infringement claims in the future with respect to the Company's current or future products or that any such claims will not require the Company to enter into license arrangements or result in protracted and costly litigation, regardless of the merits of such claims. No assurance can be given that any necessary licenses will be available or that, if available, such licenses can be obtained on commercially reasonable terms.

Potential Volatility of Stock Price

   The market price and trading volume of the Company's Common Stock has been and may continue to be highly volatile. Factors such as variations in the Company's revenue, earnings and cash flow and announcements of new service offerings, technological innovations, strategic alliances and/or acquisitions involving competitors of the Company or price reductions by the Company, its competitors or providers of alternative services could cause the market price of the Common Stock to fluctuate substantially. In addition, the stock markets recently have experienced significant price and volume fluctuations that particularly have affected technology based companies and resulted in changes in the market prices of the stocks of many companies that have not been directly related to the operating performance of those companies. Such broad market fluctuations have adversely affected and may continue to adversely affect the market price of the Common Stock.

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